Filed Pursuant to Rule 424(b)(2)
Registration No. 333-186148

PROSPECTUS

$150,000,000

CenterState Banks, Inc.

Subordinated Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Purchase Contracts

Units

Warrants

Rights

We may offer and sell, from time to time, in one or more offerings, any combination of debt and equity securities that we describe in this prospectus having a total initial offering price not exceeding $150,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

CenterState Banks, Inc.’s common stock is currently listed for trading on the Nasdaq Global Select Market under the symbol “CSFL.”

There are significant risks associated with an investment in our securities. You should read carefully the risks we describe in the accompanying prospectus supplement as well as the risk factors discussed in our periodic reports that we file with the Securities and Exchange Commission for a better understanding of the risks and uncertainties that investors in our securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are unsecured and are not deposits and are not insured by the FDIC or any other governmental agency.

This prospectus is dated February 26, 2013.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, subordinated debt securities, junior subordinated debt securities, preferred stock, depositary shares representing interests in preferred stock, common stock, purchase contracts, units and warrants, and rights in one or more offerings. In addition, we may offer to our existing shareholders subscription rights, which may or may not be transferable, to purchase additional shares of our common stock. We may use the shelf registration statement to sell, in one or more offerings, up to $150,000,000 of any securities registered, in any combination of securities and offering amount. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” below.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” below. We have not authorized anyone to provide you with different information. You should assume that the information contained in this prospectus and any prospectus supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date given in the document incorporated by reference.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

References to our website have been provided for reference only, and the information on our website does not constitute part of this prospectus or any prospectus supplement.

As used in this prospectus, the references to (1) “we,” “us,” “our,” “CenterState” and the “Company” mean CenterState Banks, Inc. and its subsidiaries on a consolidated basis (unless the context indicates another meaning); and (2) the term the “Bank” means our subsidiary bank: CenterState Bank of Florida, National Association (unless the context indicates another meaning).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings in each case (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we or any underwriters sell all of the securities:

•   Our Annual Report on Form 10-K for the year ended December 31, 2011;

•   Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•   Our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 13, 2012, January 23, 2012, January 25, 2012, January 30, 2012, February 2, 2012, March 27, 2012, April 12, 2012, April 23, 2012, April 27, 2012, May 23, 2012, July 25, 2012, July 27, 2012, August 1, 2012, August 20, 2012, October 24, 2012, November 14, 2012, and January 30, 2013, and

•   The description of our capital stock as set forth in our Registration Statement on Form 8-A filed with the SEC on November 27, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

CenterState Banks, Inc.

Attn: Ernest S. Pinner

Chairman of the Board

President and Chief Executive Officer

42745 U.S. Highway 27

Davenport, Florida 33837

Telephone: (863) 419-7750

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in United States dollars.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

SPECIAL CAUTIONARY NOTICE

REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements made herein, including information incorporated herein by reference to other documents, are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may”, “will”, “anticipate”, “assume”, “should”, “indicate”, “would”, “believe”, “contemplate”, “expect”, “estimate”, “continue”, “plan”, “point to”, “project”, “could”, “intend”, “target”, and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	the effects of future economic, business and market conditions, domestic and foreign;
•	governmental monetary and fiscal policies;
•

legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, and changes in the scope and cost of FDIC insurance and other coverages;

•	changes in accounting policies, rules and practices;
•

the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

•	credit risks of borrowers;
•	changes in the availability and cost of credit and capital in the financial markets;
•	changes in the prices, values and sales volumes of residential and commercial real estate;
•	the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;
•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates;
•

the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;

•	changes in technology or products that may be more difficult, costly, or less effective than anticipated;
•	the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions; and
•	other factors and risks described under “Risk Factors” incorporated by reference herein and in any of our subsequent reports that we make with the SEC under the Exchange Act.

All written or oral forward-looking statements that are made by or are attributable to us are expressly qualified in their entirety by this cautionary notice. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date of this prospectus, or after the respective dates on which such statements otherwise are made.

PROSPECTUS SUMMARY

Under this shelf registration statement to which this prospectus is a part, we may sell up to $150,000,000 of securities, consisting of one or any combination or combinations of securities described in this prospectus, in one or more offerings. This prospectus generally describes the securities that may be offered.

We may offer any of the following securities or any combination of these securities from time to time:

•	subordinated debt securities;
•	junior subordinated debt securities;
•	preferred stock;
•	depositary shares;
•	common stock;
•	purchase contracts;
•	units;
•	warrants; and
•	rights.

This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Subordinated Debt Securities

We may offer different types of debt securities. For any particular debt securities we offer, the applicable prospectus supplement will describe the terms of the debt securities, and will include for each series of debt securities, the initial public offering price, designation, priority, aggregate principal amount (including whether determined by reference to an index), currency, denomination, premium, maturity, interest rate (including whether fixed, floating or otherwise), time of payment of any interest, any terms for mandatory or optional redemption and other terms. We will issue subordinated debt, including subordinated and junior subordinated securities, under separate indentures to be entered into by and between us and Wilmington Trust, National Association, as trustee. Debt securities may be convertible into shares of our common or preferred stock, as described in any applicable prospectus supplement.

Preferred Stock and Depositary Shares

We may offer preferred stock in one or more series. The applicable prospectus supplement will describe for each offering of preferred stock the specific designation of the series offered; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the redemption, liquidation and voting rights, if any; and any other specific terms. We may also offer depositary shares, each of which would represent an interest in a fractional share of preferred stock. We will issue the depositary shares under one or more deposit agreements to be entered into between us and one or more depositaries.

Common Stock

We may also offer shares of our common stock and the applicable prospectus supplement will describe the terms of any such offer.

Purchase Contracts

We also may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time that stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract, debt securities and preferred securities. These contracts, and the holders’ obligations to purchase shares of our common stock or preferred stock under the stock purchase contracts, may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to, or simultaneously with, the maturity of the equity contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or preferred stock under the stock purchase contracts.

Units

We also may offer two or more of the securities described in this prospectus in the form of a “unit,” including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the applicable prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

Warrants

We may offer warrants to purchase our subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities, either independently or together with any other securities. For any particular warrants we offer, the applicable prospectus supplement will describe:

•	the underlying securities;
•	the expiration date;
•	the exercise price or the manner of determining the exercise price;
•	the amount and kind, or the manner of determining the amount and kind, of securities to be delivered upon exercise;
•	the date after which the warrants are separately transferable;
•	any provisions for adjustments in the exercise price or the number of securities issuable upon exercise of the warrants; and
•	any other specific terms.

We may issue the warrants under one or more warrant agreements between us and one or more warrant agents. The warrant agents will act solely as our agents in connection with the warrants and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants.

Rights

We may offer rights to our existing shareholders to purchase additional shares of our common stock or any series of our preferred stock. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which rights may be exercised, the manner of exercising such rights, the transferability of rights and the number of shares of common stock or preferred stock that may be purchased in connection with each right and the subscription price for the purchase of such common stock or preferred stock. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any shares of our common stock or preferred stock not subscribed for in the rights offering by existing shareholders, which will be described in the applicable prospectus supplement.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate. Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “CSFL.”

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table shows the ratio of earnings to fixed charges of our Company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

(a) income before income taxes plus fixed charges, by

(b) fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, the portion of net rental expense deemed to be equivalent to interest on long-term debt, and preferred stock dividends, as adjusted to the amount of pre-tax earnings that is required to pay the dividends. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased, securities sold under agreements to repurchase and other borrowed funds.

	Nine Months Ended September 30,			Years Ended December 31,
	2012	2011		2011	2010		2009		2008	2007
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:

Excluding interest on deposits	10.40x	(11.46	)x	11.19x	(7.08	)x	(2.00	)x	2.44x	3.74x

Including interest on deposits	2.53x	(0.03	)x	1.90x	0.40x		0.55x		1.16x	1.35x

CENTERSTATE BANKS, INC.

CenterState Banks, Inc. (“We,” “CenterState,” “CSFL,” or the “Company”) was incorporated under the laws of the State of Florida on September 20, 1999. We are a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and own all the outstanding shares of CenterState Bank of Florida, N.A. (“CSNA” or the “Bank”), and R4ALL, Inc. (“R4ALL”) a non bank subsidiary.

We were formed and commenced operations by acquiring CenterState Bank Central Florida, N.A. (“Central”), CenterState Bank, N.A. (“CNA”) and First National Bank of Polk County (“FNB/Polk”) in June of 2000. Central and CNA commenced operations in 1989. FNB/Polk commenced operations in 1992.

CSNA commenced operations in April of 2000 and was acquired by us on December 31, 2002. In January 2006, FNB/Polk was merged with CSNA.

We purchased CenterState Bank Mid Florida in March of 2006 and merged it with CNA in November of 2007. In April of 2007 we purchased Valrico State Bank (“VSB”). In December 2010 Central and CNA were merged into CSNA. In June 2012 VSB was merged into CSNA.

In September 2009 we formed a separate non bank subsidiary, R4ALL, for the purpose of acquiring and disposing of troubled assets from our subsidiary bank(s).

Through our subsidiary bank, CSNA, we acquired assets and deposits from four failed financial institutions from the Federal Deposit Insurance Corporation (“FDIC”) in 2009 and 2010, and a fifth and sixth in January of 2012.

In January 2011, we acquired four branch banking offices with approximately $113 million of deposits and approximately $121 million of performing loans from TD Bank, N.A.

In November 2011, we acquired Federal Trust Corporation in Sanford, Florida, with approximately $157 million of selected performing loans, $198 million of deposits and five branch banking offices from The Hartford Insurance Group Inc., the sole owner of Federal Trust Corporation.

Headquartered in Davenport, Florida between Orlando and Tampa, we provide a range of consumer and commercial banking services to individuals, businesses and industries through our 55 bank branch network located within 18 counties throughout Central and Northeast Florida. As of September 30, 2012 our 55 bank branch offices were located in the following Florida counties:

Citrus	Indian River	Orange	Polk
Hendry	Lake	Osceola	Putnam
Hernando	Marion	Pasco	Sumter
Hillsborough	Okeechobee	Seminole	St. Lucie
Volusia	Duval

The primary services we offer include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail and by internet. In addition, we make residential and commercial real estate loans, secured and unsecured commercial loans and consumer loans. We provide automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. We also offer internet banking services to our customers. Effective with our acquisition of a trust department pursuant to our January 2012 acquisition of a failed financial institution in Duval County, we now offer trust services to customers throughout our existing markets in Florida. We also have a wealth management division that offers other financial products to our customers, including mutual funds, annuities and other products.

Our revenue is primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities and short-term investments, and commissions on bond sales. The principal sources of funds for our lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. Our principal expenses are interest paid on deposits, and operating and general administrative expenses.

In addition to providing traditional deposit and lending products and services to our commercial and retail customers through our 55 locations, we also operate a correspondent banking and bond sales division. The division is integrated with and part of our subsidiary bank, CSNA, located in Winter Haven, Florida, although the majority of our bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama and Atlanta, Georgia. The business lines of this division are primarily divided into three inter-related revenue generating activities. The first, and largest, revenue generator is commissions earned on fixed income security sales. The second category includes: (a) correspondent bank deposits (i.e., federal funds purchased) and (b) correspondent bank checking accounts and clearing services. The third, and smallest revenue generating category, includes fees from safe-keeping activities, bond accounting services for correspondents, and asset/liability consulting related activities. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

As is the case with banking institutions generally, our operations are materially and significantly influenced by the real estate market, general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. We face strong competition in the attraction of deposits (our primary source of lendable funds) and in the origination of loans.

At September 30, 2012, our primary asset is our ownership of 100% of the stock of our subsidiary bank. At September 30, 2012, we had total consolidated assets of $2,377,608,000, total consolidated loans of $1,444,182,000, total consolidated deposits of $1,997,849,000, and total consolidated stockholders’ equity of $273,844,000. Our common stock is currently listed for trading on the Nasdaq Global Select Market under the symbol “CSFL.” Our principal executive offices are located at 42745 U.S. Highway 27, Davenport, Florida 33837, between Orlando and Tampa. Our telephone number is (863) 419-7750. We maintain an Internet website at www.centerstatebanks.com. We are not incorporating the information on our website into this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities that may be offered under this prospectus as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell securities offered under this prospectus:

•	through underwriters or dealers;
•	through agents; or
•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices.

For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation:

•	the initial public offering price;
•	the names of any underwriters, dealers or agents;
•	the purchase price of the securities;
•	the use of proceeds from the sale of the securities to us;
•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;
•	any discounts or concessions allowed or re-allowed or repaid to dealers; and
•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the Nasdaq Global Select Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If we use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of securities offered under this prospectus, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We expect that any agreements we may have with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contribution with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Sales of securities offered under this prospectus also may be effected by us from time to time in one or more types of transactions (which may include block transactions, special offerings, exchange distributions, secondary distributions or purchases by a broker or dealer) on the Nasdaq Global Select Market or any other national securities exchange or automated trading and quotation system on which our common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of our common stock offered under this prospectus will be listed on the Nasdaq Global Select Market, subject to notice of issuance.

Each issue of a new series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants, or rights will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities offered under this prospectus will make a market in these securities. If a market in any series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants, or rights is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities offered under this prospectus through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the prospectus supplement.

If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us, may offer and sell the securities offered under this prospectus as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by or contribution from us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

DESCRIPTION OF DEBT SECURITIES

The debt securities we are offering will constitute subordinated debt securities or junior subordinated debt securities. The subordinated debt securities and the junior subordinated debt securities will be issued under two separate indentures to be entered into between us and Wilmington Trust, National Association, as trustee. A copy of the form of each indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The following summaries of certain provisions of the indentures are not complete. You should read all of the provisions of the indentures, including the definitions of certain terms. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The provisions applicable to any particular series of debt securities will be described in the appropriate prospectus supplement. Unless otherwise indicated, parenthetical section references refer to each of the indentures.

Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

The securities will not be secured by any of our assets. Neither the indentures nor the securities will limit or otherwise restrict the amount of other indebtedness which we may incur, or the amount of other securities that we may issue. Although the total amount of debt securities we may offer under this prospectus will be limited to $150 million in aggregate principal amount, the indentures do not limit the principal amount of any particular series of securities. All of the securities issued under each of the indentures will rank equally and ratably with any additional securities issued under the same indenture.

Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

•	the title of the securities;
•	any limit on the aggregate principal amount of the securities;
•	the priority of payments on the securities;
•	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the securities;
•	the date or dates, or the method of determining the dates, on which the securities will mature;
•	the interest rate or rates of the securities, or the method of determining those rates;
•	the interest payment dates, the dates on which payment of any interest will begin and the regular record dates;
•

whether the securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid;

•

any terms relating to the conversion of the securities into our common stock or preferred stock, including, without limitation, the time and place at which such securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may applicable;

•	any sinking fund or similar provisions applicable to the securities;
•	any mandatory or optional redemption provisions applicable to the securities;

•	the denomination or denominations in which securities are authorized to be issued;
•	whether any of the securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchanges for registered securities of the same series);
•	information with respect to book-entry procedures, if any;
•	whether any of the securities will be issued as original issue discount securities;
•	each office or agency where securities may be presented for registration of transfer, exchange or conversion;
•	the method of determining the amount of any payments on the securities which are linked to an index;
•	if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable, and whether the holder may elect payment to be made in a different currency;
•	if other than the trustee, the identity of the registrar and/or paying agent;
•	any defeasance of certain obligations by the company pertaining to the series of securities; and
•	any other specific terms of the securities.

Some of our debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are original issue discount securities, the holders of at least 25% in principal amount of those securities may declare the portion of the principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice may be given to us, and to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be revoked, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority in principal amount of the outstanding securities of that series.

You should refer to the prospectus supplement relating to each series of securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons. The indentures will also allow us to issue the securities in bearer form only, or in both registered and bearer form. Any securities issued in bearer form will have interest coupons attached, unless they are issued as zero coupon securities. Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to offices of certain United States financial institutions located outside the United States.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities we are offering will be issued in denominations of $1,000 or integral multiples of $1,000. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered on the days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on a security or coupon remains unclaimed at the end of two years after such amount became due and payable, the Paying Agent will release any unclaimed amounts, and the holder of the security or coupon will look only to us for payment.

The designated paying agent in the United States for the securities we are offering will be specified in the applicable prospectus supplement.

Global Securities

The securities of a series may be issued in whole or in part in the form of one or more global certificates (“Global Securities”) that will be deposited with a depositary that we will identify in the applicable prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. All Global Securities in bearer form will be deposited with a depositary outside the United States. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

Modification and Waiver

Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity date of the security;
•	reduce the principal amount, any rate of interest, or any additional amounts payable in respect of any security, or reduce the amount of any premium payable upon the redemption of any security;
•	change the time or place of payment, currency or currencies in which any security or any premium or interest thereon is payable;
•	impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any security, or in the case of redemption, on or after the redemption date;
•	reduce the percentage in principal amount of securities required to consent to any modification, amendment or waiver under the indenture;
•

modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture;

•	adversely affect any rights of conversion;
•	alter the provisions regarding subordination in any way that would be adverse to the holders;
•	reduce the principal amount of original issue discount securities which could be declared due and payable upon an acceleration of their maturity; or
•	change our obligation to pay any additional amounts.

The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by us and the trustee with certain provisions of the indentures. The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a security of that series or in respect of a covenant or provision which under the terms of the applicable indenture cannot be modified or amended without the consent of each affected holder.

With the trustee, we may modify and amend either indenture without the consent of any holder for any of the following purposes:

•	to name a successor entity to us;
•	to add to our covenants for the benefit of the holders of all or any series of securities;
•	to pledge or otherwise assign any property to the trustee for the benefit of holders;
•	to add to the events of default;
•

to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities, as set forth in the applicable indenture;

•	to establish the form or terms of securities of any series and any related coupons;
•	to provide for the acceptance of appointment by a successor trustee;
•	to make provision for the conversion rights of the holders of the securities in certain events;
•	to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action does not adversely affect the interests of the applicable holders; or
•	to modify, eliminate or add to the provisions of either indenture to conform our or the trustee’s obligations under the applicable indenture to the Trust Indenture Act.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under either indenture:

•

In the case of original issue discount securities, the principal amount that will be deemed to be outstanding as of the date of calculation will be the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of such date.

•

Any securities owned by us, or owned by any other obligor of the securities or any affiliate of ours or any other obligor, will be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

Other than the duty to act with the required standard of care during an event of default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

•	the holder has provided the trustee with written notice of a continuing event of default regarding the holder’s series of securities;
•

the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered indemnity satisfactory to the trustee, to the trustee to institute a proceeding for remedy;

•	the trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and
•	the trustee has not received a direction during such 60-day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series.

However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts payable in respect of such security on or after the date expressed in such security and to institute suit for the enforcement of any such payment.

We are required to file annually with the trustee a certificate of no default, or specifying any default that exists.

Transactions with the Trustee

We and our subsidiaries may from time to time maintain deposit accounts and conduct various banking and other transactions with the indenture trustee, the Delaware trustee and the property trustee. The trustee and its subsidiaries may maintain deposit accounts and conduct various banking transactions with us and our subsidiaries.

Conversion Rights

The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

Events of Default

Events of default under the subordinated indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or any of the Banks.

Events of default under the junior subordinated indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or the Bank, as applicable, or nonpayment of interest upon the lapse of any deferral period permitted under the junior subordinated indenture.

There is no right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the payment of principal or interest, nor upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the subordinated indenture. In the event of a default in the payment of interest or principal, the holders of senior debt will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security or junior subordinated debt security (or the trustee under the subordinated indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal of the subordinated debt securities.

Subordination

The subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior debt, as more fully described in the applicable prospectus supplement. The junior subordinated debt securities will be unsecured and will be subordinate and junior in right of payment to the prior payment in full of all of the Company’s senior debt and subordinated debt, as more fully described in the applicable prospectus supplement.

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior debt before we can make any payment or distribution of principal, premium, if any, any additional amounts or interest on the subordinated debt securities; and payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior debt and subordinated debt securities before we can make any payment or distribution of principal, premium, if any, any additional amounts or interest on the junior subordinated debt securities:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced;
•	any voluntary or involuntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy;
•

any of our subordinated debt security of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the subordinated indenture, provided that such declaration has not been rescinded or annulled as provided in the subordinated indenture; or

•

any default with respect to senior debt which permits its holders to accelerate the maturity of the senior debt has occurred and is continuing, and either (a) notice of such default has been given to us and to the trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default.

DESCRIPTION OF PREFERRED STOCK

The following outlines the general provisions of the shares of preferred stock, par value $0.01 per share, or “preferred stock,” that we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the articles of amendment to our articles of incorporation relating to the particular series of preferred stock, which we will file with the SEC upon the sale of any series of preferred stock.

General

Under our articles of incorporation, as amended, which we refer to as our articles of incorporation, we have authority to issue up to five million shares of preferred stock, par value $0.01 per share.

As of the date of this prospectus, we do not have any shares of preferred stock designated or issued or outstanding. However, the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, will rank prior to our common stock as to dividends and any distribution of our assets.

The five million unissued shares of preferred stock are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. Except in limited circumstances, our articles of incorporation authorize our board of directors to issue new shares of our common stock or preferred stock without further shareholder action.

Our articles of incorporation give the board of directors authority at any time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the board of directors. Such authority includes, but not limited to:

  •  increasing the number of shares of any preferred series;

  •  decreasing the number of shares of a preferred series, but not to a number less than the number of shares outstanding; and

  •  determining the rate and manner of payment of dividends payable on shares of such series, liquidation preferences, terms of redemption, conversion ratios, if any, and preemptive rights.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any new series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series, including, as applicable:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;
•

the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;
•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;
•	any sinking fund provisions;
•	rights upon liquidation;
•	any voting rights;
•	the exchange or market, if any, where the preferred stock will be listed or traded; and
•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock.

The issuance of additional common stock or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock will have no preemptive rights with respect to any newly issued stock. Our board of directors could adversely affect the voting powers of holders of our stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of CenterState that the board of directors does not believe to be in the best interest of our shareholders, the board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. Our board of directors has not approved any plan to issue preferred stock for this purpose. Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of our company and its shareholders.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred shares called for redemption will terminate, except for the right to receive the redemption price.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the general provisions of the depositary shares representing a fraction of a share of preferred stock of a specific series, or “depositary shares,” and depositary receipts (as defined below) that we may issue from time to time and which would be important to holders of depositary receipts. The specific terms of any depositary shares or depositary receipts, including pricing and related terms, will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below apply or not to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to, the terms and provisions of the deposit agreement(s), which we will file with the SEC in connection with an issuance of depositary shares.

Description of Depositary Shares

We may offer depositary shares evidenced by receipts for such depositary shares, which we sometimes refer to as “depositary receipts.” Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as our preferred stock depositary, and which may be the same institution that serves as an indenture trustee. The depositary must have its principal office in the United States and have combined capital and surplus of at least $50,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares. We may issue depositary receipts in temporary, definitive or book-entry form.

Withdrawal of Preferred Stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit such preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

Holders of depositary shares of any series will receive their pro rata share of cash dividends or other cash distributions received by the depositary on the preferred stock of that series held by it. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds it received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to that series of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot, ratably or by such other equitable method as we and the depositary may determine.

Upon and after the redemption of shares of the underlying series of preferred stock, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting Rights

Upon receipt of notice of any meeting at which the holders of preferred stock of the related series are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the related series of preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, to vote the shares as instructed by the holder. We will cooperate with the depositary to enable it to vote as instructed by holders of depositary shares. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or Exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will deposit with the depositary any other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share. All amounts per depositary share payable by us for dividends that have accrued on the preferred stock to the exchange or conversion date that have not yet been paid shall be paid in appropriate amounts on the depositary shares.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of applicable fees and taxes, if any, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges payable by holders of the depositary shares or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed and all amounts payable upon redemption have been paid;
•	each share of preferred stock held by the depositary has been converted into or exchanged for common stock, other preferred stock or other securities; or
•	a final distribution in respect of the preferred stock held by the depositary has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time. Upon such event, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole and fractional shares of the series of preferred stock underlying that holder’s depositary receipts, provided that at our election we may pay cash in lieu of fractional shares of preferred stock that may be issuable.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges in connection with the establishment of the depositary arrangements. We will pay all charges and fees of the depositary for the initial deposit of the preferred stock, the depositary’s services and redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and the charges that are provided in the deposit agreement to be for the holder’s account.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	We and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;
•	We and the depositary will not be liable if either is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;
•	We and the depositary will not be liable if either exercises discretion permitted under the deposit agreement;
•

We and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on behalf of the holders of depositary receipts or any other party, unless we and the depositary are provided with satisfactory indemnity; and

•

We and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary will agree to indemnify each other under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Such resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF COMMON STOCK

General

We have 100,000,000 shares of authorized common stock, $0.01 par value per share, of which 30,079,767 shares were outstanding as of December 31, 2012.

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We may pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Any series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is currently listed for trading on the Nasdaq Global Select Market under the symbol “CSFL.” Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. The Change in Bank Control Act also requires notice to the regulatory agencies when a person or a company acquires control (as defined in the Change in Bank Control Act) of us. In addition, the Florida Interstate Banking Act requires any “bank holding company,” as defined in such Act, to obtain prior approval of the Florida Office of Financial Regulation before it may (1) merge or consolidate with us; (2) assume direct or indirect ownership or control of (a) more than 25% of our voting shares, if the acquiring company was not a bank holding company prior to such acquisition; (b) more than 5% of our voting shares, if the acquiring company was a bank holding company prior to such acquisition; or (c) all or substantially all of our assets, if the acquiring company was a bank holding company prior to such acquisition; or (3) take any other action that results in the direct or indirect acquisition of control of us, if the acquiring company was a bank holding company prior to such acquisition.

DESCRIPTION OF PURCHASE CONTRACTS

We also may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time that stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract, debt securities and preferred securities. These contracts, and the holders’ obligations to purchase shares of our common stock or preferred stock under the stock purchase contracts, may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with the maturity of the equity contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or preferred stock under the stock purchase contracts.

DESCRIPTION OF UNITS

We also may offer two or more of the securities described in this prospectus in the form of a “unit”, including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

DESCRIPTION OF WARRANTS

General

We may issue warrants in one or more series to purchase subordinated debt securities, junior subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

•	the title of the warrants;
•	the total number of warrants to be issued;
•	the consideration for which we will issue the warrants, including the applicable currency or currencies;
•	anti-dilution provisions to adjust the number of shares of our common stock or other securities to be delivered upon exercise of the warrants;
•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;
•	the price at which and the currency or currencies in which investors may purchase the underlying securities purchasable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the procedures and conditions relating to the exercise of the warrants;

•	whether the warrants will be in registered or bearer form;
•	information with respect to book-entry registration and transfer procedures, if any;
•	the minimum or maximum amount of warrants which may be exercised at any one time;
•	the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;
•	the date on and after which the warrants and securities issued with the warrants will be separately transferable;
•	a discussion of material United States federal income tax considerations;
•	the identity of the warrant agent; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock, preferred stock or depositary shares will not have any rights of holders of the common stock, preferred stock or depositary shares purchasable upon such exercise, including any rights to vote such shares or to receive any distributions or dividends thereon.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the applicable prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of Florida.

DESCRIPTION OF RIGHTS

The following briefly summarizes the general provisions of rights to purchase additional shares of our common stock, which we may issue. The specific terms of any rights, including the period during which the rights may be exercised, the manner of exercising such rights, and the transferability of rights, will be disclosed in the applicable prospectus supplement. Although we may issue rights, in our sole discretion, we have no obligation to do so.

General

We may distribute rights, which may or may not be transferable, to the holders of our common stock or any series of our preferred stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock or preferred stock for every share of our common stock or a series of preferred stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. No fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase shares of our common stock or preferred stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

Exercise Price

Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial services companies. The subscription price may or may not reflect the actual or long-term fair value of the common or preferred stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock or preferred stock subject to the rights will be more or less than the right’s exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of Rights

The prospectus supplement will set forth the expiration date and time (“Expiration Date”) for exercising rights. If holders of subscription rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and Termination

We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

Holders of rights will have no rights as shareholders with respect to the shares of common stock or preferred stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such shares of common or preferred stock, as applicable, have been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

Regulatory Limitations

We will not be required to issue any person or group of persons shares of our common stock or preferred stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common or preferred stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

General. The Florida Business Corporation Act, as amended, or the Florida Act, contains provisions designed to enhance the ability of the board of directors to respond to attempts to acquire control of our company. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of our shareholders deem to be in their best interest. These provisions may adversely affect the price that a potential purchaser would be willing to pay for our common stock. These provisions may deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

Authorized but Unissued Stock. Under the Florida Act and our articles of incorporation, the authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of our company.

Control Share Acquisitions. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors, except to the extent approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;
•	acquisitions of shares possessing one-third or more but less than a majority of all voting power; and
•	acquisitions of shares possessing a majority of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption under certain circumstances of control shares with no voting rights.

Transactions with Interested Shareholders. We are subject to the Florida affiliated transactions statute which generally requires approval by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder for any Affiliated Transaction, which is defined to include, among others, the following transactions:

• any merger or consolidation of our company or a subsidiary with an interested shareholder or an associate or affiliate of an interested shareholder;

• any sale, exchange, mortgage, pledge, transfer or other disposition of assets of our company to an interested shareholder or an associate or affiliate of an interested shareholder having an aggregate market value of 5% or more of the outstanding shares of our company, having an aggregate value of 5% or more of the assets, on a consolidated basis, of our company, or representing 5% or more of the earning power or net income of our company; and

• the issuance or transfer to the interested shareholder or an associate or affiliate of the interested shareholder, by us, of our shares or our subsidiaries’ shares which have an aggregate market value equal to 5% or more of the aggregate market value of all our outstanding shares.

These provisions could prohibit or delay the accomplishment of mergers or other takeovers or changes in control. Accordingly, these provisions may discourage attempts to acquire our company.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities will be passed upon for us by Smith Mackinnon, PA, counsel to the Company. Any underwriters will be represented by their own legal counsel.

EXPERTS

The audited consolidated financial statements of CenterState and its subsidiaries appearing in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2011 and the effectiveness of CenterState’s internal control over financial reporting as of December 31, 2011 have been audited by Crowe Howath LLP independent registered public accountants, as set forth in their reports thereon, including therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.